Exhibit 99.1

WILLIAM J. O’CONNOR, derivatively on behalf of CELSION CORPORATION and individually and on behalf of himself and all other similarly situated shareholders of CELSION CORPORATION,

Plaintiff,

v.

Donald P. Braun, Augustine Chow, Frederick J. Fritz, Robert W. Hooper, Alberto R. Martinez, Michael H. Tardugno, Andreas Voss, Khursheed Anwer, Nicholas Borys, Jeffrey W. Church, and Timothy Tumminello,

Defendants,

and

CELSION CORPORATION,

Defendant-Nominal

Defendant.

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	SUPERIOR COURT OF NEW JERSEY MERCER COUNTY CHANCERY DIVISION, GENERAL EQUITY DOCKET NO.: MER-C-00068-19 CIVIL ACTION

NOTICE TO SHAREHOLDERS OF CELSION CORPORATION

On April 24, 2020, Celsion Corporation (“Celsion” or the “Company”) entered into a Settlement Agreement and Release (the “Agreement”) in the above-captioned shareholder Action, pending in the Superior Court of New Jersey, Mercer Count Chancery Division. The shareholder action included claims filed by the shareholder individually and on behalf of similarly situated individuals against the Company and its directors, as well as derivative claims filed by the shareholder on behalf of the Company, against certain directors and officers of the Company and against the Company as a nominal defendant. A class has not been certified in the Action. The Agreement and the settlement contemplated therein (the “Settlement”), subject to the approval of the Court, is intended by the Parties1 to fully, finally, and forever compromise, resolve, discharge, and settle the Released Claims and to result in the complete dismissal of the Action with prejudice, upon the terms and subject to the conditions set forth in the Agreement. The proposed Settlement requires the Company to reprice certain stock options and to adopt certain additional corporate governance measures and procedures, both as outlined in Appendix A to the Agreement, subject to Court approval.

Without admitting the validity of any of the claims that Plaintiff has asserted in the Action, or any liability with respect thereto, and expressly denying all allegations of wrongdoing, fault, liability, or damage against them arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Action, Defendants have concluded that it is desirable that the claims be settled on the terms and subject to the conditions set forth in the Agreement. Defendants are entering into the Agreement for settlement purposes only and solely to avoid the cost and disruption of further litigation.

1 All capitalized terms used in this Notice, unless otherwise defined herein, are defined as set forth in the Agreement.

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This Notice is a summary only and does not describe all of the details of the Agreement. For full details of the matters discussed in this summary, please see the full Agreement posted here [link to Agreement with Appendices A-B], contact Plaintiff’s Counsel at the address listed below, or inspect the Agreement filed with the Clerk of the Court.

The Court will hold a telephonic hearing (the “Settlement Hearing”) on September 8, 2020 at 10:00 a.m. before the Honorable Robert T. Lougy of the Superior of New Jersey, Mercer County Chancery Division, Mercer County Civil Courthouse, 175 South Broad Street, Trenton, NJ 08650, to among other things: (i) determine whether the proposed Settlement is fair, reasonable and adequate and in the best interests of the Company and its shareholders; (ii) consider any objections to the Settlement submitted in accordance with the Notice; (iii) determine whether a Judgment should be entered dismissing all claims in the Action with prejudice and releasing the Released Claims against the Released Persons; and (iv) consider any other matters that may properly be brought before the Court in connection with the Settlement.

Any Celsion shareholder who wishes to object to the fairness, reasonableness, or adequacy of the Settlement as set forth in the attached Agreement may file an objection. An objector must no later than twenty-one (21) days prior to the Settlement Hearing: (1) file with the Clerk of the Court and serve upon the below listed counsel a written objection to the Settlement setting forth: (a) the nature of the objection; (b) proof of ownership of Celsion common stock through the date of the Settlement Hearing, including the number of shares of Celsion common stock held and the date of purchase; (c) any and all documentation or evidence in support of such objection; and (d) the identities of any cases, by name, court, and docket number, in which the shareholder or his, her, or its attorney has objected to a settlement in the last three years; and (2) if a current Celsion shareholder intends to appear and requests to be heard at the Settlement Hearing, such shareholder must, in addition to the requirements of (1) above, file with the Clerk of the Court and serve on the below counsel: (a) a written notice of such shareholder’s intention to appear at the Settlement Hearing; (b) a statement that indicates the basis for such appearance; (c) the identities of any witnesses the shareholder intends to call at the Settlement Hearing and a statement as to the subjects of their testimony; and (d) any and all evidence that would be presented at the Settlement Hearing. Any objector who does not timely file and serve a notice of intention to appear in accordance with this paragraph shall not be permitted to appear at the Settlement Hearing, except for good cause shown.

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The objector must file such objections and supporting documentation with the Clerk’s Office, Mercer County Civil Courthouse, 175 South Broad Street, P.O. Box 8068, Trenton, NJ 08650, not later than twenty-one (21) days prior to the Settlement Hearing, and, by the same date, copies of all such papers must also be received by each of the following persons:

Counsel for Plaintiff:

Steven J. Purcell

Purcell Julie & Lefkowitz LLP

708 Third Avenue, 6th Floor

New York, New York 10017

Email: spurcell@pjlfirm.com

Counsel for Defendants:

Deborah S. Birnbach, Esq.

GOODWIN PROCTER LLP

100 Northern Avenue

Boston, MA 02210

Email: dbirnbach@goodwinlaw.com

An objector may file an objection on his, her or its own or through an attorney hired at his, her or its own expense. If an objector hires an attorney to represent him, her or it for the purposes of making such objection pursuant to this paragraph, the attorney must effect service of a notice of appearance on the counsel listed above and file such notice with the Court no later than twenty-one (21) days before the Settlement Hearing. Any Celsion shareholder who does not timely file and serve a written objection complying with the terms of this paragraph shall be deemed to have waived, and shall be foreclosed from raising, any objection to the Settlement, and any untimely objection shall be barred. Any submissions by the Parties in opposition or response to objections shall be filed with the Court no later than seven (7) days before the Settlement Hearing.

Any objector who files and serves a timely, written objection in accordance with the instructions above and herein, may appear at the Settlement Hearing either in person or through counsel retained at the objector’s expense. Objectors need not attend the Settlement Hearing, however, in order to have their objections considered by the Court.

If you are a current holder of Celsion common stock and do not take steps to appear in this action and object to the proposed Settlement, you will be bound by the Judgment of the Court and will forever be barred from raising an objection to such settlement in this or any other action or proceeding, and from pursuing any of the Released Claims.

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